UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

           BMB Munai, Inc. (formerly InterUnion Financial Corporation)
           -----------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                   096 56A 105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 c/o Gary Lerner
                                4121 18th Avenue
                               Brooklyn, NY 11218
                                 (801) 524-8939

                                 Enrico Moretti, JD
                                Boyle & Co. LLP
                           Suite 603, 347 Bay Street
                          Toronto, Ont. M5H 2R7 CANADA
                              416-867-8800 ext 203
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  November 26, 2003
- ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 096 56A 105
          -----------
--------------------------------------------------------------------------------
1 Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

             Alexandre Agaian
             -------------------------------------------------------------------
2            Check the Appropriate Box if a Member of a Group (See Instructions)

                    (a)      [ ]

                    (b)      [ ]
--------------------------------------------------------------------------------
3            SEC Use Only


--------------------------------------------------------------------------------
4            Source of Funds (See Instructions)

             SC
--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------
6            Citizenship or Place of Organization

             U.S.A.
--------------------------------------------------------------------------------
                     7         Sole Voting Power

                               4,857,143 pre-consolidation
                               485,714 post-consolidation
   Number of         -------- -------------------------------------------------
     Shares          8        Shared Voting Power
  Beneficially
    Owned by                  0
     Each           -------- -------------------------------------------------
   Reporting         9        Sole Dispositive Power
    Person
     With                     4,857,143 pre-consolidation
                              485,714 post-consolidation
                     -------- -------------------------------------------------
                     10       Shared Dispositive Power

                              0
--------------------------------------------------------------------------------
11
             Aggregate Amount Beneficially Owned by Each Reporting Person

             4,857,143 pre-consolidation
                               485,714 post-consolidation
--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------
13           Percent of Class Represented by Amount in Row (11)

             3.1%
-------------------------------------------------------------------------------
14           Type of Reporting Person (See Instructions)

             IN
--------------------------------------------------------------------------------

CUSIP No. 096 56A 105
          -----------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           /s/ Alexandre Agaian
--------------------------------           -------------------------------------
Date                                       Alexandre Agaian